T. Rowe Price High Yield Fund, Inc. 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price High Yield Fund, Inc. of our reports dated July 18, 2025, relating to the financial statements and financial highlights, which appear in T. Rowe Price High Yield Fund and T. Rowe Price U.S. High Yield Fund’s (constituting T. Rowe Price High Yield Fund, Inc.) Certified Shareholder Reports on Form N-CSR for the year ended May 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
July 25, 2025